Exhibit 6.17

FORM OF IRREVOCABLE PROXY

TO VOTE COMMON STOCK OF

HIGHTIMES HOLDING CORP. AND RELATED ISSUER

The undersigned holder of a convertible purchase note and a Security Holder (“Security Holder”) of Hightimes Holding Corp., a Delaware corporation (the “Company”), hereby irrevocably and unconditionally (to the fullest extent permitted by applicable law) appoints Adam E. Levin (“Levin”) (the “Proxy Holder”), as the sole and exclusive attorney-in-fact and proxy of Security Holder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that Security Holder is entitled to do so) with respect to all of the shares of Class A Common Stock, all OAC Shares or all other Voting Common Stock of the Company, Origo Acquisition Corporation (“Origo”) or any successor-in-interest to the Company or Origo (together with the Company and Origo, the “Issuer”) that now are or hereafter may be beneficially owned by Security Holder, and any and all other shares or securities of an Issuer issued or issuable in respect thereof on or after the date hereof, including Voting Common Stock issued in connection with the automatic conversion of the Purchase Note upon the occurrence of a Conversion Event (collectively, the “Shares”), all in accordance with the terms of this Irrevocable Proxy.

This Irrevocable Proxy is being issued pursuant to in an agreement between the Company and the Security Holder, dated of even date herewith (the “Agreement”). Unless otherwise defined herein, all capitalized terms, when used herein shall have the same meaning as they are defined in the Agreement.

This Irrevocable Proxy shall be limited to and entitle the Proxy Holder to vote all Shares that are owned of record or beneficially by such Security Holder, or his, her or its Affiliates or transferees of such Shares, only in FAVOR of the director or directors of the Company or other Issuer that is or are nominated by the management of the Company or other Issuer at each regular or special stockholders meeting of the Company or other Issuer, as the case may be, or in connection with any proxy solicitation of stockholder consents therefor.

This Irrevocable Proxy shall become effective as of the date that an Approved Listing and a Conversion Event set forth in Section 2(a) or Section 2(b) of the Agreement shall have occurred (the “Effective Date”) and shall terminate on a date which shall be the first to occur of (a) a “Sale of Control” of the Issuer, (b) a sale of Shares into the market through customary brokers transactions, but only with respect to any Shares that are publicly sold by the Security Holder or his, her or its Affiliates or transferees into the market through customary brokers transactions, or (c) three (3) years following the Effective Date (the “Expiration Time”). For the avoidance of doubt, absent a Sale of Control, this Irrevocable Proxy shall continue to remain in effect with respect to any Shares that have not been sold into the market through customary brokers transaction until the Expiration Time.

Notwithstanding the foregoing, if the Effective Date of this Irrevocable Proxy shall not have occurred by March 31, 2018, this Irrevocable Proxy shall automatically, and without any further action on the part of the Company or the Security Holder, terminate and be of no further force or effect.

The principal amount of Purchase Note and Class A Common Stock of the Company beneficially owned by Security Holder and issuable upon as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon Security Holder’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given Security Holder with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Security Holder agrees not to grant any subsequent proxies with respect to such subject matter or enter into any agreement or understanding with any Person (as defined in the Agreement) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time.

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to Agreement, and is granted in consideration of the Company entering into the Agreement.

The Proxy Holder is hereby authorized and empowered by Security Holder, at any time prior to the Expiration Time, to act as Security Holder’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of Security Holder with respect to the voting of the Shares for the election of the members of the board of directors of the Issuer (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the Security Holders of the Issuer in every written consent in lieu of such meeting.

The Proxy Holder may not exercise this Irrevocable Proxy on any other matter except as expressly provided above. Security Holder may vote the Shares on all other matters in any manner it deems, in its sole and absolute discretion, appropriate.

All authority herein conferred shall survive the death or incapacity of Security Holder and any obligation of Security Holder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Security Holder.

[SIGNATURE PAGE FOLLOWS]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Security Holder and the Proxy Holder. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:

By:

Shares beneficially owned on the date hereof:

Shares of Company Class A Common Stock

$	Principal Amount of Purchase Notes